Exhibit 99.1
FOR IMMEDIATE RELEASE
OPNEXT, INC. NAMES CHAIRMAN HARRY BOSCO
INTERIM CEO UPON RESIGNATION OF CEO GILLES BOUCHARD
Fremont, CA. (December 10, 2010) Opnext, Inc. (NASDAQ: OPXT), a global leader in optical modules and components, today announced that Gilles Bouchard has resigned from his position as Opnext’s Chief Executive Officer and President as well as from his seat on the company’s Board of Directors. Harry Bosco, currently the non-executive Chairman of Board of Directors, will assume the position of CEO and President on an interim basis, effective today. The Board of Directors expects to commence a search for a permanent successor in the first half of 2011. Prior to assuming the position of Chairman in April of 2009, Mr. Bosco served as the CEO and President of Opnext since the formation of the company in November of 2000. Mr. Bosco will continue in his role as Chairman.
“Opnext has an experienced management team that will ensure the transition is seamless to our customers,” said Mr. Bosco. “We will continue to focus on serving our customers while driving the business toward profitable growth.”
“We are grateful to Gilles for all of his contributions to Opnext since he joined the company in 2007,” continued Mr. Bosco. “Gilles made numerous operational improvements to the company and helped set the future direction for the company. We wish him every success in the future.”
Dr. David Lee, Co-Chairman of Opnext’s Board of Directors, added, “Harry Bosco has been an integral part of the company’s leadership since 2000. He is a proven leader with deep knowledge of our company and the industry, and he has played a key role in positioning Opnext for growth. He is the ideal person to have at the helm during this management transition.”
(OPXT-G)
About Opnext:
Opnext (NASDAQ:OPXT) is the optical technology partner of choice supplying systems providers and OEMs worldwide with one of the industry’s largest portfolio of 10G and higher next generation optical products and solutions. The Company’s industry expertise, future-focused thinking and commitment to research and development combine in bringing to market the most advanced technology to the communications, defense, security and biomedical industries. Formed out of Hitachi, Opnext has built on more than 30 years experience in advanced technology to establish its broad portfolio of solutions and solid reputation for excellence in service and delivering value to its customers. For additional information, visit www.opnext.com.

Opnext Contacts:
Opnext Investor Relations	WilkinsonShein Communications for Opnext
Steve Pavlovich	Keira Shein
510/743-6833	410/363-9494
spavlovich@opnext.com	keira@wilkinsonshein.com